J.P. Morgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE

JPMORGAN CHASE RESOLVES ENRON-RELATED REGULATORY MATTERS

NEW YORK, July 28, 2003 — J.P. Morgan Chase & Co. announced today that it has entered into agreements with the Securities and Exchange Commission, the Office of the District Attorney for New York County, the Federal Reserve Bank of New York, and the New York State Banking Department resolving matters relating to its involvement with commodity prepay transactions involving Enron Corporation and its affiliates.

In connection with the SEC settlement, the SEC alleged that the firm aided and abetted a securities fraud by Enron. JPMorgan Chase has neither admitted nor denied the SEC’s allegations, but has consented to the order sought by the SEC enjoining the company from future violations of the antifraud provisions of the securities laws and requiring it to pay a total of $135 million, consisting of $65 million of disgorgement of revenues, $5 million of interest, and $65 million of penalties.

The agreement with the District Attorney’s Office provides that neither JPMorgan Chase nor any of its officers or employees will be prosecuted by District Attorney’s Office and that the firm will pay a total of $27.5 million, consisting of $25 million in penalties and $2.5 million in reimbursement of expenses of the District Attorney’s Office. JPMorgan Chase has also committed to take certain measures to improve its handling of structured finance transactions.

The agreement with the Federal Reserve and the Banking Department, a formal written agreement, requires JPMorgan Chase to adopt programs acceptable to the Federal Reserve and the Banking Department for enhancing the firm’s management of credit risk and legal and reputational risk, particularly in relation to its participation in structured finance transactions.

In commenting on the agreements, William B. Harrison, Chairman and Chief Executive Officer, said, “We are glad to put a major portion of the Enron matter behind us. We still have various Enron-related civil suits pending, and we intend to pursue our rights and defenses in those cases vigorously.”

As previously announced, in the second quarter of 2003 JPMorgan Chase added $100 million to its Enron litigation reserve to reflect the cost of the settlements. No additional charge is being taken in connection with these settlements.

J.P. Morgan Chase & Co. is a leading global financial services firm with assets of $803 billion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, investment management, private banking and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase is headquartered in New York and serves more than 30 million consumer customers nationwide, and many of the world’s most prominent corporate, institutional and government clients.

# # #

Investor Contact:	Ann Borowiec	Media Contact:	Joseph Evangelisti
	212 270-7318		212 270-7438